STOCK PURCHASE AGREEMENT

ENTERED INTO BY AND BETWEEN VIDRIOS PANAMENOS S.A.

and

JORGE ENDARA PANIZA

as Legal Representative for SELLER

and

EMPRESAS COMEGUA S.A.

as PURCHASER

April 4, 2006

TABLE OF CONTENTS

CLAUSE FIRST: DEFINITIONS
CLAUSE SECOND: STOCK PURCHASE AND SALE
CLAUSE THIRD: PAYMENT
CLAUSE FOURTH: CLOSING DATE
CLAUSE FIFTH: CLOSING DELIVERIES BY SELLERS
CLAUSE SIXTH: PAYMENT CONFIRMATION
CLAUSE SEVENTH: ESCROW AGREEMENT
CLAUSE EIGHTH: REPRESENTATIONS AND WARRANTIES OF SELLERS
a) Legal Existence and Qualification
b) Subsidiaries
c) Legal Representatives
d) Capitalization
e) Stock Certificates
f) Corporate Acts and Books
g) Governmental Approvals
h) Validity and Enforcement
i) Corporate Authorization
j) No Conflict
CLAUSE NINTH: FINANCIAL INFORMATION
CLAUSE TENTH: LABOR RELATIONS
CLAUSE ELEVENTH: GOVERNMENTAL LICENSES
CLAUSE TWELFTH: LITIGATION
CLAUSE THIRTEENTH: ENVIRONMENTAL MATTERS
CLAUSE FOURTEENTH: BUSINESS REAL PROPERTY
CLAUSE FIFTEENTH: TAXES
CLAUSE SIXTEENTH: DIVIDENDS AND OTHER DISTRIBUTIONS EXCEPT FOR EXHIBIT M & A, AND FINANCIAL STATEMENTS
CLAUSE SEVENTEENTH: COMPLIANCE WITH LAWS
CLAUSE EIGHTEENTH: INTELLECTUAL PROPERTY
CLAUSE NINETEENTH: SOFTWARE
CLAUSE TWENTIETH: MATERIAL CONTRACTS
CLAUSE TWENTY FIRST: STOCKHOLDERS AND AFFILIATE RELATIONSHIP
CLAUSE TWENTY SECOND: FURNACE
CLAUSE TWENTY THIRD: CONDUCT OF BUSINESS
CLAUSE TWENTY FOURTH: FULL INFORMATION
CLAUSE TWENTY FIFTH: REPRESENTATIONS AND WARRANTIES OF PURCHASER
a) Legal Existence
b) Corporate Approvals
c) Validity and Enforcement
d) Governmental Consent and Third Parties
e) No Conflict
f) Fund Availability
CLAUSE TWENTY SIXTH: CLOSING DELIVERIES BY PURCHASER
a) Corporate Consents of PURCHASER
b) Closing Purchase Price
c) Escrow Agreement
CLAUSE TWENTY SEVENTH: PRECEDENT CONDITIONS TO PURCHASER
a) Representations
b) Due Diligence
c) Obligation Compliance
d) Closing Documents
e) Shareholders
f) Shares
g) No Material Adverse Effects
h) Illegality
CLAUSE TWENTY EIGHTH: OBSOLETE INVENTORY AND BAD DEBT RECEIVABLES
CLAUSE TWENTY NINTH: ACCESS TO AND SUPPLY OF INFORMATION
CLAUSE THIRTIETH: DURATION OF THE REPRESENTATIONS
CLAUSE THIRTY FIRST: INDEMNIFICATION
CLAUSE THIRTY SECOND: OBLIGATION TO NOTIFY ANY CLAIM
CLAUSE THIRTY THIRD: TRUST PAYMENTS
CLAUSE THIRTY FOURTH: STAMP TAX AND EXPENSES
CLAUSE THIRTY FIFTH: NOTICES
CLAUSE THIRTY SIXTH: COUNTERPARTS
CLAUSE THIRTY SEVENTH: AMENDMENTS
CLAUSE THIRTY EIGHTH: SUCCESSORS AND ASSIGNEES
CLAUSE THIRTY NINTH: SEVERABILITY
CLAUSE FORTIETH: FAULTY OR DELAYED PERFORMANCE
CLAUSE FORTY FIRST: HEADINGS
CLAUSE FORTY SECOND: COOPERATION
CLAUSE FORTY THIRD: GOVERNING LAW
CLAUSE FORTY FOURTH: ARBITRATION
CLAUSE FORTY FIFTH: EXHIBITS
CLAUSE FORTY SIXTH: ELEKTRA
CLAUSE FORTY SEVENTH: ASSA COMPANIA DE SEGUROS S.A. -- CLAIM
CLAUSE FORTY EIGHTH: MINORITY SHAREHOLDERS
CLAUSE FORTY NINTH: CONFIDENTIALITY

Exhibit A - Share Ownership List

Exhibit B - Power of Attorney in favor of the Authorized Representative of EMPRESAS COMEGUA S.A.

Exhibit C - Payment Receipt

Exhibit D - Closing Certificate

Exhibit E - Trust Agreement

Exhibit F - Shares detailed

Exhibit G - Financial Statements, Reference Situation Statement and Provisional Financial Statements, Bad Debts

Exhibit H - Social Security Payroll and Labor Benefit Estimate

Exhibit I - Governmental Licenses

Exhibit J - Litigation

Exhibit K - Environmental Matters

Exhibit L - Intellectual Property Rights

Exhibit M - Dividends

Exhibit N - Material Contracts

Exhibit O - Social Agreement and Amendment

Exhibit P - Related Party Contracts

Exhibit Q - Labor Benefits

Exhibit R - Banking account

Exhibit S - Furnace Quotation

STOCK PURCHASE AGREEMENT

The undersigned, namely, JORGE ENDARA PANIZA, male, of age, married, businessman, resident of Panama, personal ID number 8-16-821. By virtue of the powers-of-attorney duly granted by the persons listed in Exhibit A hereof and jointly referred to as SELLERS, and WILHELM STEINVORTH HERRERA, male, of age, resident of Costa Rica, holding passport No. 104140424, hereby acting as Authorized Representative of EMPRESAS COMEGUA S.A., a corporation duly formed and existing according to the laws of the Republic of Panama, is duly authorized as evidenced in Power-of-Attorney attached herein as Exhibit B, hereinafter referred to as PURCHASER. It is hereby certified that a Stock Purchase and Sale Agreement has been entered into subject to the following clauses:

FIRST: Definitions:

Sellers: All individual or legal entities listed in Exhibit A hereof, acting independently.

PURCHASER: EMPRESAS COMEGUA S.A., a Panamanian corporation duly formed and existing according to the laws of the Republic of Panama and recorded in the Commercial Section of the Public Registry in Fiche 202161, Roll 22625, Image 18 since November 11, 1987.

Closing Date: On the execution date of this agreement, this is, April four (4), two thousand six (2006).

SELLER Representative: Mr. Jorge Endara Paniza, citizen of Panama, personal ID number 8-16-821.

ESCROW AGENT: BANISTMO CAPITAL MARKETS GROUP INC.

Bad Debt Receivables: Those receivables from VIPASA which are classified as to be collected within ninety (90) days or more at the closing date, according to the receivables aged list of VIPASA attached herein as Exhibit G.

Obsolete Inventory: Any inventory which is in VIPASA stock at the Closing Date, and which manufacturing date is before or on January 31, 2005.

Fundacion VIPASA: A private-owned foundation, organized, and legally existing according to the laws of the Republic of Panama, which purpose is to receive from PURCHASER, the Purchase Price of the SHARES, as referred to in Clause Third hereof, and act as beneficiary in the Escrow Agreement in benefit of SELLER in proportion to their respective equity interest in VIPASA.

Shares: Any issued and outstanding Shares of VIDRIOS PANAMENOS, S.A. sold to PURCHASER by virtue of this Agreement.

VIPASA: Vidrios Panamenos, S.A. A Coporation, which shares, are subject matter of this sale.

Person: Means SELLER acting jointly, where each SELLER acts in proportion to its respective equity interest in VIPASA.

SECOND: Stock Purchase and Sale. Subject to performance of all terms and conditions provided hereof, each SELLER, hereby sells, assigns, conveys, and grants to PURCHASER, and PURCHASER buys and receives from each SELLER on the Closing Date: Two Million Nine Hundred Sixty Five Thousand Eight Hundred Twelve (2,965,812) shares, which represent Ninety Eight period Fifty Nine percent (98.59%) of the stock capital owned by VIDRIOS PANAMENOS S.A. (hereinafter referred to as VIPASA) as specified in Exhibit A owned by each SELLER are part of this Agreement (hereinafter referred to as SHARES), free of any encumbrance, restriction, limitation, claim or third party rights of any kind or nature.

THIRD: PAYMENT. Subject to performance of all terms and conditions provided hereof, and as consideration for the sale of the SHARES, on the Closing Date, PURCHASER shall pay SELLER the amount of SEVENTEEN MILLION SEVEN HUNDRED SEVENTEEN THOUSAND ONE HUNDRED THIRTY NINE DOLLARS (US$17,717,139.00) by wire transfer of immediately available funds payable to FUNDACION VIPASA, in an account mentioned in Exhibit R. Such amount shall be paid out among SELLERS in proportion to their equity interest in VIPASA.

PURCHASER sole responsibility shall be to bond the abovementioned amount in the banking account mentioned in Exhibit R hereof. FUNDACION VIPASA shall be responsible to paid out the purchase price among SELLERS, such paid out by FUNDACION VIPASA shall not be a condition for the consumation of the transactions hereof.

FOURTH: Closing Date. Subject to performance all terms and conditions provided hereof, the sale, assignment, transfer, and delivery of the SHARES and the Closing Purchase Price, shall be simultaneously on the Closing Date, this is, on the fourth (4th) day of April two thousand six (2006) at ten thirty (10:30) a.m., Law Firm ICAZA, GONZALEZ-RUIZ & ALEMAN, located at Calle Aquilino de la Guardia No. 8, Edificio IGRA, Quinto Piso, City of Panama, Republic of Panama.

The parties hereof may mutually agree to postpone the Closing Date.

FIFTH: Closing Deliveries by SELLERS. On the Closing Date, after SELLERS have the bank confirmation receipt of the immediately available funds, SELLERS shall deliver to PURCHASER the following documents:

i) Stock Certificates evidencing the SHARES duly endorsed by SELLERS and on behalf of PURCHASER, its respective SELLER in the event of an individual entity, and signed by the authorized representative of Seller, in the event of a legal entity.

ii) Registry of shares of VIPASA, including transfer statements of the SHARES, subject matter of this sale in favor of PURCHASER. Such Registry must be duly certified by VIPASA Secretary.

iii) A document where acknowledges receipt of payment of the SHARES, according to the form of Exhibit C attached herein.

iv) Power of attorney duly granted by each SELLER in favor of Jorge Endara Paniza. The signature of each SELLER must be authenticated by Notary Public.

v) Meeting minutes of the Board of Directors or Shareholders Meeting of each SELLER being a legal entity, certifying the sale of the SHARES owned and the execution of this Agreement.

vi) VIPASA No rent debt certificate.

vii) No debts certificate of the Municipal District of Panama corresponding to VIPASA.

viii) No debts certificate of the Social Security Payroll.

ix) Legal opinion issued by a Law Firm in the Republic of Panama relating the validity and enforceability of this Agreement.

x) Closing Certificate duly signed by SELLERS' Representative and according to Exhibit D hereof.

xi) Letter from a Law firm stating all related civil, labor, administrative, and court actions under administrative law by VIPASA effective as of the Closing Date.

xii) No debts certificate from the National Environment Authority.

xiii) A sealed or signed document in which the National Environment Authority confirms reception of such document on regard to any residual water release.

xiv) Share Registry of VIPASA, which shall include all transcripts from all Shareholders Meeting Minutes and all Board of Directors Meetings of VIPASA held since its organization.

xv) Resignation letter from the seven directors and assistant directors and from all officers of VIPASA effective on the Closing Date and, resignation letter from the two directors and assistant directors of VIPASA effective as of the following date to the Closing Date.

SIXTH: Payment verification. On the Closing Date, PURCHASER shall deliver to SELLER, verification from the bank, as referred to in Clause Second hereof, related to a deposit in the amount of Seventeen Million Seven Hundred Seventeen Thousand One Hundred Thirty Nine (US$17,717,139.00) in immediately available funds.

SEVENTH: Escrow Agreement. Prior to Closing Date, the parties shall enter into an Escrow Agreement with BANISTMO CAPITAL MARKETS GROUP, INC. in accordance with the terms and conditions of the Escrow Agreement attached herein as Exhibit E. In accordance with the terms of the Escrow Agreement, PURCHASER shall deposit in an escrow account under the Escrow Agent's name ("Escrow Account") the amount of Two Million Three Hundred Seven Thousand Six Hundred Ninety Five Dollars ($2,307,695.00), amount such which shall be held in trust, managed, and paid out by Escrow Agent in accordance with the terms of the Escrow Agreement. In addition to the amount mentioned deposited by PURCHASER in the Escrow Account at the Closing Date, PURCHASER shall also deposit in such Escrow Account the first Four Hundred Ninety Two Thousand Nine Hundred Fifty Dollars (US$492,950.00) from the amounts of Obsolete Inventory and Bad Debts Receivables as provided in Clause Twenty Eighth hereof. Such amount shall be paid out according to the terms and conditions provided in the Escrow Agreement. Escrow Agreement must establish that all funds from the Escrow Account shall be paid out to SELLERS as follows: (i) In the first anniversary of the Closing Date, half of the amount, if any, shall be paid out from the Escrow Account less any expenses and claims duly submitted and pending to resolve drawn from the Escrow Account, the latter mentioned amounts will not be paid out in such date; (ii) On the eighteenth month after the Closing Date, any remainder amount in the Escrow Account less any expenses and claims duly submitted and pending to resolve drawn from the Escrow Account.

EIGHTH: Representations and warranties of SELLERS. Each SELLER jointly and severally represent and warrant in proportion to their respective equity interest in VIPASA to PURCHASER, the truthfulness and accuracy of the following information and representations pertinent to VIPASA and SELLERS as of the date hereof and as of the Closing Date, no information has been hidden in order for the representations to become true and correct given the circumstances of this Agreement.

a) Legal Existence and Qualification. VIPASA is a duly organized, validly existing corporation under the Laws of the Republic of Panama, has all necessary power and authority to devote to the activities and businesses performed as of the Closing Date. Exhibit O hereof includes copy of a Social Agreement entered into by VIPASA and any amendment thereof.

b) Subsidiaries.VIPASA has no Subsidiaries.

c) Legal Representatives: As of the Closing Date, VIPASA has no Legal Representative

d) Capitalization. Exhibit F hereof set forths (i) the authorized capital stock of VIPASA; (ii) the authorized, issued and outstanding shares of capital stock of VIPASA, (iii) the amount of shares in VIPASA treasury; and (iv) VIPASA shareholders. All of the issued and outstanding shares of capital stock of VIPASA are validly issued, fully paid and released and duly recorded in the share registry of VIPASA. There are no issued and outstanding shares of capital stock included in Exhibit F hereof, neither outstanding exchangeable or convertible securities into shares of VIPASA, nor any other subscription rights that could imply a dilution to VIPASA shareholders, such as options, warrants or paid-in agreements with any shareholder, related party or third parties. VIPASA has no obligation or commitment to issue or sell shares of capital stock or exchangeable or convertible securities into shares of capital stock to third parties, whether for any option, paid-in or any other contractual or legal obligation.

e) SHARE certificates. SELLERS are respectively, the only and legitimate proprietary of the SHARES free of any encumbrance, limitation, restriction, claim or third party rights. There are no third party restrictions or rights that may limit or condition to hold or encumbrance the SHARES.

f) Acts and Corporate Books: (a) the shareholders meeting minutes and Board of Directors meetings minutes of VIPASA, are true and complete as to all acts and facts, and accurately show each and all resolutions needed to be adopted by the shareholders and the Board of Directors of VIPASA as to any act and fact made by such corporation until Closing Date. (b) Corporate books of VIPASA include all true and correct information and are updated at the Closing Date, including all shareholder-meeting books, share registry, Board of Directors meeting. (c) Share registry books of VIPASA include all effective records of all issued and paid-in Shares, as well as a complete record of the transfer of such Shares.

g) Governmental Approvals. This Agreement do not require any consent, approval or registration before any entity, organization, governmental authority or officer related to the execution and delivery of this Agreement by SELLERS, as well as performance of all contracted obligations by SELLER hereof, and the sale of the SHARES.

h) Validity and Enforceability. This Agreement constitutes a legal, valid, and enforceable obligation to SELLERS according to its terms.

i) Corporate Approvals. SELLERS have obtained all required corporate consents to approve this Agreement and authorize the execution thereof in representation thereof, such approvals have been duly and validly granted according to law, the social agreement, by-laws, and all shareholders agreements, if any , from SELLERS.

j) No Conflict The execution, delivery, and performance of this Agreement by SELLERS, or performance of any contracted obligations by PURCHASERS herein, or the sale of the SHARES to PURCHASER do not (i) contravene with the Social Agreement of VIPASA or any shareholders agreement in which any of SELLERS or VIPASA is a party thereof, (ii) contravene or violate any law, decree or resolution, sentence or judicial, administrative or arbitral order applicable to SELLERS or VIPASA, (iii) constitute a violation in terms of any contract, agreement or covenant that any of the SELLERS or VIPASA is a party thereof; or (iv) cause termination, suspension, cancellation or loss of any agreement, permit, license, authorization, registry, concession or franchise of VIPASA.

NINTH: FINANCIAL MATTERS.

(a) Each SELLER severally and in proportion to their respective equity interest in VIPASA on behalf of PURCHASERstate that, set forth in Exhibit G hereof includes true and correct copies of (i) the audited combined statement of situation of VIPASA for each of the fiscal years ended as of 2003, 2004, and 2005 and the related audited combines statement of operations and cash flows of VIPASA, together with all related notes and schedules thereto, accompanied by the reports of PirceWaterhouseCoopers (collectively, "Financial Statements"), and (ii) the unaudited statement of situation as of January 31, 2006 of VIPASA ("Reference Situation Statement"), and the related unaudited consolidated statement of operations and cash flows for the month ended as of that date (collectively "Provisional Financial Statements"). The Financial Statements, Reference Situation Statement, and Provisional Financial Statement (i) were prepared in accordance with the books of account and other financial records of VIPASA, (ii) are true, correct and accurate, present fairly the combined financial condition and results of operations of VIPASA as of the dates thereof or for the periods covered thereby, (iii) haven been prepared in accordance with the International Accounting Standards, applied on a basis consistent with the past practices of VIPASA, and (iv) include all adjustments (consisting only of normal recurring year-end accruals) that are necessary for a fair presentation of the combined financial condition of VIPASA and the results of the operations as of the dates thereof or for the periods covered thereby.

(b) The books of account and other financial records of VIPASA: (i) reasonably reflect all items of income and expense and all Assets and Liabilities required to be reflected therein in accordance with the applicable International Accounting Standards, applied on a basis consistent with the usual practices of VIPASA, (ii) are in all material respects complete and correct, and do not contain or reflect any materia l inaccuracies or discrepancies, (iii) have been maintained in accordance with good business and accounting practices, and (iv) reflect all items of income and expense, and all assets used or expended, and liabilities incurred, in the operation of VIPASA.

(c) SELLERS nor VIPASA have no outstanding liabilities with respect to the Business of VIPASA, other than (i) liabilities that are listed or reserved against on the Financial Statements; (ii) liabilities that are set forth in Exhibit G or in the Provisional Financial Statements; or (iii) liabilities that are not required under International Accounting Standards, to be listed or reserved against on the Financial Statements, and that do not and could not reasonably be expected to result in a Loss to VIPASA in a similar or higher figure to five percent (5%) of each account, according to the Statement of Situation or Operation Statement of the Audited Financial Statement or the Provisional Financial Statement, whenever such figure is similar to or above five percent (5%) exceeding the amount of Fifty Thousand Dollars (US$50,000.00) individually or in the aggregate in such respective account. Reserves are reflected on the Reference Situation Statement against all Liabilities of the Business are sufficient and in amounts that have been established on a basis consistent with the usual practices of VIPASA and in accordance with International Accounting Standards.

(d) Exhibit G hereof is an aged list of the Receivables as of the Closing Date showing separately those Receivables that as of such date (i) are past due by between 0 and 30 days, (ii) are past due by between 31 and 60 days; (iii) are past due by between 61 and 90 days; and (iv) are past due by more than 90 days. Subject to any amounts of the corresponding Receivables reflected on the Reference Situation Statement, all Receivable reflected on the Reference Situation Statement and Receivables existing as of the Closing Date will have arisen from, the sale of Inventory or services to any Persons and in the ordinary course of business consistent with usual practice and, except as reserved against on the Reference Situation Statement, constitute or will constitute, as the case may be, only valid, undisputed claims of VIPASA, not subject to valid claims of setoff or other defenses or counterclaims other than those arising in the ordinary course of business consistent with usual practice of VIPASA. All Receivables reflected on the Reference Situation Statement, or those that have risen from such financial statement through the Closing Date (subject to reserves on bad debts, if any, reflected in the Reference Situation Statement), is true and has been collected or will be collected, without the need of any legal action or extraordinary collection procedure within one hundred and twenty (120) days after the Closing Date.

(e) Subject to any amount of the corresponding reserves in the Provisional Financial Statements, the value of the Inventory kept in the Provisional Financial Statements reflect an historical cost policy of the inventory maintained by VIPASA, which estimates such Inventory at a lower cost (determined as a standard cost) or at a market value. VIPASA has good and marketable title to the Inventories owned by it free and clear of all Encumbrances. The Inventories are in good quality and in conditions sufficient to be marketable according to the ordinary course of the business of VIPASA, and subject to the amounts of the reserves corresponding in the Provisional Financial Statement, the Inventories do not consist of any obsolete, damage, or low quality items neither items held on consignment. VIPASA is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with usual practices. From the Reference Date, VIPASA has not purchased nor manufactured, cause to purchase or manufacture any Inventory for any sale, which fails to satisfy any quality and quantity standards. VIPASA has not caused any change of price of any Inventory, except for (a) price reduction to show any decrease in the cost benefiting VIPASA, (b) reduction and increase for competitive conditions, which are consistent with the usual sale practices of VIPASA, (c) increases that reflect any price rise for acquisition corresponding to VIPASA, and (d) increase and reduction facts made with the written consent of PURCHASER. All warehouses, outlet stores and other facilities in which the Inventories are located are at VIPASA facilities. All Inventories are in good physical and commercial condition and in all aspects, are adequate and usable for any pertinent purpose, may be sold in the line of business according to VIPASA usual practice.

(f) Set forth in Exhibit G is a complete and correct list of the names and addresses of the 20 most significant suppliers of VIPASA based on amounts invoiced during the 12-month period ended January 31, 2006, the amount for which each such supplier invoiced during such period to VIPASA, and the total amount owed to each such supplier ended January 31, 2006. Set forth in Exhibit G is a complete and correct list of the names and addresses of the 20 most significant Customers and dealers, based on dollar sale volumes of VIPASA during the 12-month period ended January 31, 2006, taking into account the amount invoiced to each of such Customers or dealers during such period.

(g) VIPASA owns and has good title to all material tangible and intangible personal property reflected on its books and accounting records, in each case free and clear of all Encumbrances. There are no facts or conditions affecting VIPASA Assets, that could, individually or in the aggregate, interfere in any respect with its property, use, occupancy or operation thereof as currently used, occupied or operated by VIPASA. The assets currently owned or leased by VIPASA, including the furnace breakdown suffered in February 26 are (i) in good operating condition and repair, except for ordinary wear and tear and since the same were acquired, and (ii) constitute all of the Assets required to operate the Business in the manner in which it is currently conducted and in which it has been conducted over the preceding 12 months in all material aspects.

h) There are no payable accounts to any supplier related with the breakdown of the furnace occurred on February twenty six two thousand six (2006). Therefore, any repayment under this account by the insurance company shall inure to the benefit of VIPASA Shareholders at the Closing Date.

i) The payable accounts to any supplier (conventional or ordinary) shall not exceed the standard level kept as of September two thousand five (2005) and January two thousand six (2006).

j) All raw material, fuel, and input stock are in the standard level comparable with other standard operating months.

TENTH: LABOR RELATIONS.

a) Each SELLER severally and in proportion to their respective equity interest in VIPASA on behalf of PURCHASERstates that, Exhibit H hereof includes the Social Security Payroll of VIPASA and PROCESOS DE RECICLAJE S.A. ended January 2006, as well as an estimate of the amount to be paid to such workers for seniority concept ended March 31, 2006 and severance payment for wrongful discharge at the abovementioned date. All VIPASA and PROCESOS DE RECICLAJE workers are registered in the Social Security Payroll of its respective company.

b) no labor claim has been filed at the Closing Date against VIPASA, other than those mentioned in the letter referred to in paragraph xi) Clause Fifth hereof.

c) VIPASA and PROCESOS DE RECICLAJE S.A., at the Closing Date, are updated in the payment of all salaries, vacation, thirteenth month, and any other labor benefits in favor of its workers.

d) Severance payment. At the Closing Date, VIPASA is updated in the severance payment for any seniority premium and the permanent workers indemnification monthly quota.

e) At the Closing Date, VIPASA and PROCESOS DE RECICLAJE S.A. are updated in the payment of employer-employee social security quotas, including professional risks.

f) At the Closing Date, VIPASA and PROCESOS DE RECICLAJE S.A., have complied with the provisions of the Labor Code in Panama as to labor relations with their respective workers, as well as with all those applicable provisions related to labor matters; no breach or default has risen on the compliance of such laws.

g) FUNDACION VIPASA agrees to assume any obligation that may rise for food coupons, commissions or any other kind of compensation paid in relation to the execution of this Agreement.

ELEVENTH: GOVERNMENTAL LICENSES. Each SELLER, severally and in proportion to their respective equity interest in VIPASA on behalf of PURCHASER state that, Exhibit I hereof includes a list of all permits, licenses, authorizations, concessions, and governmental registries issued in favor of VIPASA (hereinafter referred to as "Governmental Licenses"). These Governmental Licenses are all those licenses, permits, authorizations, concessions, and governmental registries that VIPASA is required to have in the operation of the Business. All VIPASA Governmental Licenses have been duly obtained and are in full force and effect.

TWELFTH: LITIGATION. Each SELLER severally and in proportion to its equity interest in VIPASA on behalf of PURCHASER states that, except as set forth in Exhibit J hereof, (i) there is no investigation, claim, suit, litigation or action (including, but not limited to, real property seizure or attachment duly prevented), before any civil, criminal, administrative or arbitral authority against VIPASA, that could materially affect any VIPASA Assets, nor any threats thereof, (a) that prevents or could prevent the execution and delivery of this Agreement or performance of any contracted obligations by SELLERS herein, including the SHARE sale, (b) that, in the event is resolved adversely to VIPASA, it may have a material adverse effect in the Business, financial situation, results of operations or VIPASA perspective (hereinafter "Litigation"), (ii) there is no fact, circumstance or condition that could reasonably rise any Litigation (iii) there is no decree, judgment, award, order or determination, whether judicial, administrative, or arbitral against VIPASA as to any unpaid, uncompleted or unrevoked Litigation.

THIRTEENTH: ENVIRONMENTAL MATTERS. SELLERSseverally and in proportion to their respective equity interest in VIPASA state that, to the best of their knowledge, at the Closing Date, VIPASA has materially complied with all laws and legal effective provisions in environmental matter in the Republic of Panama, except for the set forth in Exhibit K hereof.

Therefore, and subject to the pertinent environment exceptions set forth in Exhibit K, effective on the Closing Date, SELLERS severally and in proportion to their respective equity interest in VIPASA state the following:

i. That VIPASA has not received notice from any Environment National Authority (Autoridad Nacional del Ambiente "ANAM" for its Spanish initials) or any third party of actual or threatened liability for any violation infringed by VIPASA to any effective legal provision of the Republic of Panama in environmental matter, neither notified to perform an environmental audit or an Environment Management and Adequacy Plan (Plan de Adecuacion y Manejo Ambiental "PAMA" for its spanish initials);

ii. VIPASA has obtained all necessary permits and/or concessions required by effective laws in environmental matter for any activity; there is no debt with the Environment National Authority (ANAM) for any fine, penalty, right, charge, or fee.

iii. VIPASA has not been subject to any material judgement, decree, or judicial or administrative order relating to performance of any applicable environmental law in the Republic of Panama;

iv. VIPASA is and has been at all times during the past five (5) years in compliance in all material respects with all applicable environmental laws effective in the Republic of Panama. VIPASA has never paid any fines, penalties or assessments for infringement any environmental law in the Republic of Panama;

v. There have been no releases of Hazardous Materials release by VIPASA at, on, in, under, over or in any way affecting any real estate or water bodies requiring VIPASA for an immediate Environment Sanitation. For purposes hereof, Hazardous Materials constitute any gas, liquid or solid substances or wastes that, due to its oxide, infection, radioactive, explosiveness, immediate combustion, flammability, noxiousness, irritability or corrosivity features, may endanger human health, ecosystem or environment;

vi. VIPASA has filed all notices, registrations, reports, and other necessary filings, including any assessment for the sustainable compliance of the Environmental Laws applicable to the Business;

vii. None of the real property where VIPASA operates contains any Hazardous Materials, underground storage tanks, open or closed pits, sumps or other underground containers.

viii. SELLERShave previous provided to PURCHASER correct and complete copies of VIPASA relating to all matters associated with the operations of VIPASA that are regulated by and Environmental Law or otherwise relating to environmental matters, including any environmental assessments or reports of prior environmental assessments of any VIPASA operations, facilities and properties or with respect to the Real Property.

ix. Except as set forth in Exhibit K, VIPASA, to the best of its knowledge, has materially complied and always will, on every account, with all laws applicable in environmental matter and has never incurred in any violation or breach with such Laws.

FOURTEENTH: Real Property. Each SELLER severally and in proportion to their equity interest in VIPASA on behalf of PURCHASER states that, at the Closing, VIPASA is not the owner of any real property.

FIFTEENTH: TAXES. Each SELLER severally and in proportion to their equity interest in VIPASA in favor of PURCHASER states that, all taxes created on VIPASA, its assets, operations and incomes, have been timely paid or made provision for the payment before or at the Closing Date. As provided herein and in the Escrow Agreement SELLERS shall be responsible for payment of any taxes incurred at the Closing Date, including, but not limited to, any amount paid by VIPASA to the National Treasury of Panama by virtue of any tax notice determining existence of a tax obligation in or at the Closing Date. VIPASA is updated and in compliance with all applicable tax laws and (i) there are no audits or similar investigations by any governmental authority being notified to VIPASA which may be in progress, pending, or notified, being VIPASA or SELLERS are aware thereof; (ii) there are no fines, penalties, encumbrances or any other obligation on VIPASA derived from any breach on any applicable tax laws. During the term of the Escrow Agreement, PURCHASER may charge the Escrow Account, as provided in such Agreement, any unexpected amount for taxes levied before the Closing Date as established in this clause and payable in or after such date.

SIXTEENTH: Dividends and other Distributions; except for Exhibit M and Financial Statements. Each SELLER severally and in proportion to their respective equity interest in VIPASA on behalf of PURCHASER state, that VIPASA has not declared any dividend payment being unpaid, nor has any obligation to declare dividends or make any other distribution to its shareholders, whether in cash or in kind.

SEVENTEENTH: Compliance with laws. Each SELLER severally and in proportion to their equity interest in VIPASA on behalf of PURCHASER states that, VIPASA is in compliance with all applicable laws, decrees, regulations, contracts, resolutions, and orders.

EIGHTEENTH: Intellectual Property. Each SELLER severally and in proportion to their equity interest in VIPASA on behalf of PURCHASER states that, set forth in Exhibit L hereof is a complete list of all trademarks, brand name, corporate name, patents, copyrights, and other intellectual property VIPASA uses in the conduct of the business ("Intellectual Property Rights"). All Intellectual Property Rights registered for VIPASA and in full force and effect. Such Intellectual Property Rights are free of all liens, restrictions, or limitation or third party rights; and no dispute, litigation or claim has been made to that effect;

NINETEENTH: Software. Each SELLER severally and in proportion to their equity interest in VIPASA on behalf of PURCHASER state that, all software used by VIPASA is duly licensed to VIPASA. Such software licenses are in full force and effect. At the Closing Date, all computer systems and software intended in the processing of information is used by VIPASA.

TWENTIETH: Material Contracts. Each SELLER severally and in proportion to their respective equity interest in VIPASA on behalf of PURCHASER states that, set forth in Exhibit N hereof is a complete list of all contracts in which VIPASA is a party at the Closing Date, contracts that represent an obligation to VIPASA in an equal or higher amount to FIFTY THOUSAND DOLLARS (US$50,000.00). Each of such contracts represents a valid and enforceable obligation for VIPASA, and shall continue in force after the Closing Date in accordance to its respective terms and conditions. None of the parties of such contracts is in material breach, and would not reasonably be expected to be in a material breach situation.

TWENTY FIRST: Stockholders and Affiliate Relationship. Each SELLER severally and in proportion to their respective equity interest in VIPASA on behalf of PURCHASER states that, VIPASA has no special privilege, nor entered into contracts or agreements with affiliated or related parties by virtue of which VIPASA may have any obligation under unreasonable market conditions, including, but not limited to SELLERS. Except for the provided in Exhibit P hereof, none of the SELLERS or related parties or affiliates, and none of the officers or employees of VIPASA has entered into any contracts or agreements of any kind between them, including, but not limited to (i) credit or loan agreements or debts to VIPASA; (ii) any kind of service providing agreements; (iii) leasing agreements; (iv) stock purchase and sale agreements. At the present time, VIPASA has not debts with any of such persons for any reason whatsoever.

TWENTY SECOND: Furnace. Each SELLER severally and in proportion to their equity interest in VIPASA on behalf of PURCHASER states that, VIPASA has properly operated, used the appropriate materials and contracted FOSBEL INC. to repair the furnace used by VIPASA in its producing process, due to a breakdown occurred in February twenty six (26) two thousand six (2006) as evidence in the quotation notice of such company and attached as Exhibit S herein. At the Closing Date, such furnace is operating in the same conditions as it was operating before such date. Notwithstanding the foregoing, the parties hereof duly evidence that, none of the representations mentioned herein by SELLERS, shall be interpreted as if SELLERS are guaranteeing the useful life of the furnace to PURCHASER.

TWENTY THIRD: Conduct of Business. Each SELLER severally and in proportion to their respective interest equity in VIPASA on behalf of PURCHASER states that, between January 31, 2006 and the Closing Date, and the date hereof, VIPASA has conducted the Business in the ordinary course consistent with professional and industrial practices, without the prior written consent of PURCHASER, except for the performance of all terms and conditions hereof, amongst others, the following acts: i) carry out any extraordinary acquisition or transfer operations of any real estate or business; (ii) amend its Social Agreement or by-laws or entered into any shareholders agreement or voting escrow agreement; (iii) merged into any other entity; (iv) alter its outstanding stock capital; (v) grant any mortgage, "pre-crisis", pledges or any other guarantee or bonds on behalf of third parties; (vi) make any changes to its accounting methodology; (vii) enter into any agreement implying a debt in excess of Fifty Thousand Dollars (US$50,000.00); (viii) hired new employees which annual remuneration is in excess of Thirty Thousand Dollars (US$30,000.00); (ix) made donations to non-profit institution in excess of Ten Thousand Dollars (US$10,000.00) individually or in aggregate from the date hereof to Closing Date; (x) grant any compensation to any employee subject to the sale of any SHARE; (xi) in general, do something or omitted to do something as a result of any inaccurate representation content in Clause Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteen, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Nineteenth, Twenty, Twenty First, Twenty Second, and Twenty Fourth; (xii) amend, as to the 12 months prior the execution of this Agreement, any payment term with suppliers; (xiii) amend, as to the 12 months prior the execution of this Agreement, any collection terms with customers; (xiv) settle any unfavorable litigation for VIPASA in which is a party.

During the abovementioned term, VIPASA has not repurchase any SHARES.

TWENTY FOURTH: Full Information. All information content in the representations and warranties of SELLERS, constitute all the information related to all VIPASA assets, liabilities, capital stock, share organization, legal, tax, and labor obligations, financial and administrative situation, necessary to PURCHASER consideration as to the financial and operating situation of VIPASA. None of SELLERS is aware of the facts or circumstances misrepresented by PURCHASER hereof or its Exhibits that has caused or may caused a material adverse effect on any legal, financial or operating situation of VIPASA.

TWENTY FIFTH Representations of PURCHASER. SELLERS represent to PURCHASERS the truth and accuracy of the following as of the date hereof and as of the Closing Date, except to the extent any of the following representation are as of a specified date, in which case, PURCHASER states such representation shall be true and correct as of that date:

(a) Legal Existence. PURCHASER is a duly organized and validly existing corporation under the laws of Panama.

(b) Corporate Approvals. PURCHASER has all necessary power and authority to enter into this Agreement, to perform the respective obligations hereunder and thereunder, including to purchase the SHARES. PURCHASER has obtained all required corporate consents for the execution and delivery of this Agreement and the performance of its respective obligations hereunder, including the purchase of the SHARES, such approvals have been duly and validly granted according to law, the social agreement, by-laws, and any shareholders agreement, if any, for PURCHASER.

(c) Validity and Enforceability. This Agreement has been duly executed and delivered by the respective authorized representative of PURCHASER and constitutes, legal, valid and binding obligations of PURCHASER in accordance with the respective terms hereof.

(d) Governmental Consent and Third Parties. The execution, delivery and performance of this Agreement by PURCHASER, and the performance of its respective obligations hereunder by PURCHASER, including the purchase of the SHARES do not require any authorization, approval or consent from any entity, organism, authority or governmental authority or officer, and do not require any notification or registration before such entity, organism, governmental authority or officer, or any other.

(e) No Conflict. The execution, delivery and performance of all contracted obligations by PURCHASER of this Agreement, including the purchase of the SHARES, do not (i) contravene with the Social Agreement and by-laws of PURCHASER or any other shareholders agreement where PURCHASER or any of its shareholders is a party thereof, (ii) contravene or violate any law, decree or resolution, judgement, or judicial, administrative or arbitral order applicable to PURCHASER, (iii) constitute a violation in terms of any contract, agreement or covenant that PURCHASERis a party thereof; or (iv) cause termination, suspension, cancellation or loss of any agreement, permit, license, authorization, registry, concession or franchise of PURCHASER.

f) Fund Availability. PURCHASER keeps sufficient available funds to perform its obligation in accordance with the terms and conditions hereof.

TWENTY SIXTH: Deliveries by PURCHASER. At the Closing Date or before, PURCHASERS shall deliver to PURCHASER the following:

a) Corporate Consents of PURCHASER. Board of Directors Minute of PURCHASER, authorizing the execution and delivery of this Agreement and purchase of the Shares.

b) Closing Purchase Price. Closing Purchase Price of the Shares in immediately available funds as agreed in Clause Sixth hereof.

c) Escrow Agreement. The Escrow Agreement shall be duly constituted and all corresponding funds must be duly transferred.

TWENTY SEVENTH: Precedent Conditions to PURCHASER. All obligation from PURCHASER hereunder, shall be subject to the performance of the following precedent conditions or waiver thereof by PURCHASER earlier or on the Closing Date:

a) Representations. SELLERS represent the truth and accuracy of the content in clause Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twenty, Twenty First, Twenty Second, Twenty Third, and Twenty Fourth, as of the Closing Date.

b) Due Diligence. SELLERS shall allow PURCHASER to perform a complete legal, accounting, administrative, commercial, and financial investigation of VIPASA, which results shall be satisfactory to PURCHASER. Such investigation shall end no later than the Closing Date.

c) SELLERS shall perform all obligations in terms of this Agreement as of earlier or on the Closing Date.

d) Closing Documents. SELLERS shall, earlier or on the Closing Date, deliver to PURCHASER all documentation set forth in Clause Fourth hereof.

e) Shareholders. Shareholders namely Gabriel Diez P., Joaquin Jose Vallarino, and Jorge Endara shall have sold to PURCHASER the totality of VIPASA shares of their own, whether by personal certificate or proxy.

f) Shares. SELLERS shall have delivered to PURCHASER the totality of the SHARES set forth in Exhibit A hereof, duly endorsed. These shares shall represent not less than eighty percent (80%) of the issued and outstanding shares of VIPASA.

g) No Material Adverse Effects. Except for the furnace breakdown occurred on February 26, 2006, from January 31, 2006 to the Closing Date no other event has occurred or may have a material adverse effect on the financial, legal, or operating situation of VIPASA, which has failed to disclose by SELLERS to PURCHASER hereof.

h) Illegality. There shall be no effective Law, regulation or any other statue, prohibiting, restraining, or directing that any of the transactions shall not be consummated as provided herein as of the Closing Date or earlier.

TWENTY EIGHTH: Obsolete Inventory and Bad Debt Receivables. VIPASA shall hold formal title of all Bad Debt Receivables and Obsolete Inventory. Provided, however, that once all Bad Debt Receivable are collected and/or the Obsolete Inventory is sold by VIPASA, and the proceeds thereof is paid to VIPASA and/or the Obsolete Inventory is demolished according to SELLERS instructions, and the value of such Obsolete Inventory is computed as broken glass as provided in this clause, such proceeds must be transferred to SELLERS according to the respective percentage and in proportion to the shares sold by VIPASA shareholders. Such funds hereinafter referred to as "Proceeds". All expenses related to the sale of any Obsolete Inventory and management of such Obsolete Inventory and Bad Debt Receivables, effectively incurred by third parties and not related to VIPASA or PURCHASER, shall be (i) bear by SELLERS; (ii) payable to VIPASA; and (iii) refunded from the sale of the Obsolete Inventory in accordance to the invoices duly submitted and sustained, such shall not constitute part of the Recovered Amount (as such term is defined below). The amount of Four Hundred Ninety Two Thousand Nine Hundred Fifty Dollars (US$492,950.00) firstly received by VIPASA from the Proceeds (hereinafter "Recovered Amount") shall be bonded in an Escrow Account without further exception or condition in accordance to the terms of the Escrow Agreement and shall be part of the Escrow as if such were deposited at the Closing Date. In the understanding that such Recovered Amount shall be part of those funds that represent a receivable from VIPASA with a length less than ninety (90) calendar days to the Closing Date, which originally was part of the Obsolete Inventory but sold before Closing Date for up to an amount of Ninety Eight Thousand Five Hundred Fifty (US$98,590.00).

As a consequence of the foregoing, regarding the Obsolete Inventory management, from the Bad Debt Receivable and any credit from the sale of the Obsolete Inventory, the parties hereof expressly agree as follows:

a) On regard to any Obsolete Inventory, considering the sale of such product, SELLERS shall only deduct from the sale price of the Obsolete Inventory, freight costs, any cost effectively incurred in packaging, washing and decor thereof made by VIPASA;

b) On regard to Obsolete Inventory, in the event such are sold as broken glass, as indicated by SELLERS, SELLERS shall only consider the average value recorded in VIPASA accounting books under that same entry and its respective fiscal year;

c) PURCHASER undertakes to facilitate, support, and help, by means of VIPASA or any other subsidiary and affiliate of PURCHASER, to sell the Obsolete Inventory and recover any Bad Debt Receivable for a twelve month period computed as of the Closing Date.

d) The settlement and the sale of the Obsolete Inventory, and the collection of all Bad Debt Receivables, shall jointly be made by SELLERS and PURCHASER, including any legal consultant, collection agent, sellers or agents retained. PURCHASER, by means of its representatives, consultants or third parties, agrees to facilitate and allow access and control to SELLERS to such Obsolete Inventory and the Bad Debt Receivables.

e) PURCHASER agrees that any amount collected from the Obsolete Inventory and the Bad Debt Receivables shall be delivered from VIPASA to SELLERS every fifteen (15) days, prior delivery of a statement of account evidencing the deposit in the Recovered Account. VIPASA may deduct from such sums, duly evidenced and subject to the established in this clause, any freight and packaging costs, washing or decor of the Obsolete Inventory.

f) Any conflict or dispute risen between SELLERS and PURCHASER, shall be settled as provided in Clause Forty Third hereof.

TWENTY NINTH: Access to and Supply of Information. Prior to Closing Date, VIPASA has provided PURCHASER and its key executives, financial advisors and legal counsels, authorized auditors and agents, all (i) reasonable access to its offices, properties, books and records, during business hours and in such a manner as not to materially interfere with the normal operations; and (ii) financial, operating, and commercial information and of any other kind reasonably required by PURCHASER; VIPASA shall instruct its employees and counselors to actively cooperate with PURCHASER and its key executives, financial advisors and legal counsels, authorized auditors and agents with the analysis and assessment tasks of VIPASA business and the transactions subject matter hereof.

THIRTIETH: Duration of the Representations. Each SELLER, severally and in proportion to their respective equity interest in VIPASA, assume all liability on the accuracy and truthfulness of the representatives given in Clause Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twenty, Twenty First, Twenty Second, Twenty Third, and Twenty Fourth hereof, and acknowledge that for PURCHASER such representations are a determining factor to settle an amount for the SHARES and, in general, to take a decision to carry out the transactions herein provided based on the accuracy and truthfulness of the representations. Such representations shall be in full force and effect without any material changes for an eighteen month term computed as of the Closing Date, except for any representation provided in Clause Thirteenth and Fifteenth, which shall be effective during the period prescribed according to law.

THIRTY FIRST: Indemnification. (a) If any information or data incorporated in any representation and warranty of SELLERS in Clause Eight, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Sixteenth, Seventeenth, Eighteenth, Nineteenth, Twenty, Twenty First, Twenty Second, Twenty Third, and Twenty Fourth hereof are false, incomplete or inaccurate and, therefore, have a negative material financial effect in the operation of VIPASA, generating a material reduction in the estate after performing the purchase and sale subject matter of this Agreement, PURCHASER may claim SELLERS and SELLERS shall pay to PURCHASER severally and in proportion to their respective equity interest in VIPASA, an indemnification for damages corresponding to any inaccuracy or inexactness of such representations and warranties up to a maximum amount of the Escrow Account. Notwithstanding the foregoing, and in proof thereof the parties state that SELLERS are transferring to PURCHASER only Ninety eight period fifty nine percent (98.59%) of VIPASA shares, indemnification for damages corresponding to SELLERS for any inaccuracy or inexactness established in this clause, shall be only for such percentage, which shall be charged to the Escrow Account.

Notwithstanding the foregoing, on regard to the representations and warranties included in paragraph (a) and (b) Clause Ninth, SELLERS shall not be liable to indemnify BUYER for any inaccuracy or inexactness of any figure showed in the Financial Statements, Reference Situation Statements or the Provisional Financial Statements, unless the amount of such inaccuracy or inexactness represents an amount which individually or jointly is equal or greater than five percent (5%) from each account and according to the Situation Balance Sheet or the Result Statement from the Audited Financial Statements or the Provisional Statements, if, such five percent (5%) (equal or greater than) exceeds the amount of Fifty Thousand Dollars (US$50,000.00) individually or in aggregate in the respective account.

(b) The maximum total liability for any inaccuracy or inexactness on the representations and warranties included in clauses set forth in paragraph (a) hereof to SELLERS, shall be limited to an amount bonded in an Escrow Account set forth in Clause Seventh plus a recovered amount set forth in Clause Twenty Eighth. Provided, however, that the limit of liability by which the parties agree shall not be applicable to (i) any claim for inaccuracy or inexactness of any representations stated in paragraphs a), d), and e), Clause Eighth; (ii) any claim for inaccuracy or inexactness of any representations stated in Clause Thirteenth; and (iii) fraud, misrepresentation by SELLERS.

THIRTY SECOND: Obligation to notify any claim. PURCHASER shall notify in writing to SELLERS any claim in accordance to the following guidelines:

1. If such breach, inaccuracy or misrepresentation which may rise or cause any loss, damage, or reduction in the estate to PURCHASER, in terms, conditions and further agreed upon parameters hereof, are a consequence of its own representations, warranties, and statements, PURCHASER shall notify in writing to SELLERS no later than sixty (60) calendar days immediately following the date in which PURCHASER is aware of such breach, inaccuracy and/or misrepresentation. Within the immediately following thirty-(30) calendar days to reception of such notice, SELLERS shall notify PURCHASER if such fact is valid or otherwise ungrounded. If term elapsed and SELLERS fail to notify, then PURCHASER shall be fully empowered to claim the respective indemnification thereof according to the provided herein and the Escrow Agreement. Likewise, it is understood that, if SELLERS notify in writing to PURCHASER that such claim is grounded and acceptance is valid, SELLERS shall proceed to pay PURCHASER such claim as provided herein and the Escrow Agreement. In the same manner, if SELLERS deem convenient that such fact is not grounded, shall be then be notified in writing to PURCHASER within the established term. In such event, if SELLERS deem convenient that such fact is not grounded, PURCHASER shall be empowered to commence a negotiation and arbitration process, as the case may be, and as agreed in Clause Forty Fourth hereof.

2. Furthermore, if any loss, damage, or reduction in the estate affecting PURCHASER arise as a consequence of any instituted judicial and/or extrajudicial and/or administrative and/or arbitration claim or presumed claim by any third party against VIPASA based on the abovementioned facts at the execution of this Purchase and Sale Agreement, subject to the terms, conditions, and other parameters incorporated hereof, PURCHASER shall notify in writing to SELLERS such claim within the following two (2) calendar days to the date in which PURCHASER is aware of such claim. Within the following five (5) calendar days to reception of such notice, SELLERS shall notify PURCHASER if such fact is valid or otherwise, ungrounded.

2.1. If SELLERS accept as valid any claimed fact, then SELLERS shall comply with the appropriate obligation as provided herein.

2.2. Otherwise, this is, if SELLERS deem that such fact is ungrounded, then SELLERS are bound to: (i.) release PURCHASER from any kind of liability for any fact claimed; (ii.) assume defense and legal representation of VIPASA, at its own expense and risk. In consideration and without prejudice of the foregoing, if any claim or if any instituted or alleged action by any third parties filed against VIPASA after the execution of this instrument, duly based in prior acts thereof, may turn in opposition thereof into a harm; sentence; arbitration award, fine or a higher penalty against VIPASA, then SELLERS and PURCHASER, by mutual agreement, shall, at SELLERS' own expense and risk, pay, consent, perform any required obligation, and/or settle the same and(iii.) perform, subject to the terms, conditions, and further parameters conferred in the Purchase and Sale Agreement and this instrument, with financial and/or estate obligation enforced by VIPASA, as a consequence of any mentioned claim. It is expressly agreed that, in the event such situation may rise, PURCHASER shall have no right to demand from SELLERS any kind of reimbursement and/or indemnification.

In the event that SELLERS fail to subject any claim within the terms established in paragraphs 1 and 2 above, as the case may be, PURCHASER shall notify the Escrow Agent in writing regarding this matter and to proceed as provided in the Escrow Agreement. If the direct negotiation or arbitration process provided in Clause Forty Fourth hereof, is settled with the payment of an indemnification in favor of PURCHASER, PURCHASER shall notify the same to Escrow Agent, proceeding to pay the amount of the accepted indemnification as provided in the Escrow Agreement.

THIRTY THIRD: Escrow Payments. If SELLERS shall not have objected within the term established in Clause Thirty Second as to the indemnification claimed by PURCHASER, PURCHASER shall notify this situation to Escrow Agent, with respective evidence in which the claim has not been objected, and shall proceed to pay such claimed amount under the terms and conditions of the Escrow Agreement.

If SELLERS shall object a claim indemnification filed by PURCHASER, by means of a direct negotiation or arbitration process, as provided in Clause Forty Fourth hereof, reaching acceptance of payment of an indemnification in favor of PURCHASER, PURCHASER shall notify such acceptance to Escrow Agent, who shall proceed to pay the amount of the accepted indemnification to PURCHASER under the terms and conditions of the Escrow Agreement.

THIRTY FOURTH. Stamp Tax and Expenses. All costs and expenses, including fees of counsel, financial advisors incurred in connection with the negotiation, execution, and performance of this Agreement, performance of such obligations arranged to the same, and enhancement of the purchase and sale of all Shares, shall be borne by the respective retaining party. The parties hereof agree to sign only one counterpart of this instrument and proceed to its registration. Each party shall request for its respective authorized copy to the Notary Public. SELLERS and PURCHASER shall pay in equal parts its appropriate stamp tax.

THIRTY FIFTH. NOTICES. Any notice or other communication hereunder shall be in writing and shall be given or made (i) by delivery in person, in such event shall be deemed as received on the date of personally received by addressee at its facilities; or (ii) certified mail and by facsimile giving notice or communication on the same day in which such notice or communication was posted, in such event, the notice or communication shall be deemed as received two (2) days after posted in the mail or on the confirmation date received by facsimile, whatever occurs first, to the following addresses:

TO SELLERS:

Jorge Endara Paniza

Edificio Balboa

Oficina 205

Avenida Balboa

Phone/Telecopy: 264-9020

GALINDO, ARIAS & LOPEZ

Attention: Ramon Ricardo Arias or Diego Herrera

Avenida Federico Boyd y Calle 51

Piso 11, Edificio Scotia Plaza

City of Panama

Telephone: 303-0303

Telecopy: 303-0434; and

with a copy to:

Fernando Castillo Arauz

Calle 52, Elvira Mendez

Edificio Vallarino,

Cuarto Piso

Oficina 403

City of Panama

Telephone. 264-1099

Telecopy: 264-7604

TO BUYER:

EMPRESAS COMEGUA S.A.

Calle Aquilino de la Guardia No. 8

Edificio IGRA, Piso 5

City of Panama

Attention to: Alvaro A. Aleman H.

Telephone: 205-6000

Telecopy: 269-4891

or to any other address notified accordingly to this Clause.

THIRTY SIXTH: Counterparts. This Agreement may be executed in only one counterpart duly registered before Notary.

THIRTY SEVENTH: Amendment. This Agreement may only be amended by an instrument in writing signed by SELLERS and PURCHASER.

THIRTY EIGHTH: Successors and Assignees. This Agreement is binding to SELLERS and PURCHASER, rights and obligations thereof may not be assigned by any of them without prior written consent of the others.

THIRTY NINTH: Severability. If any clause or other provision of this Agreement is invalid, illegal or incapable of being enforced shall not be affected in any manner the validity, enforceability, and effectiveness of all other clauses and provision hereof, which shall be interpreted and applied to the greatest validity, enforceability, and effectiveness as agreed upon.

FORTIETH: Faulty or Delayed Performance. The fact that one of the parties allows, in one or several times, that any of the other parts breaches or performs in a faulty or delayed manner other than the agreed upon obligations by virtue of this Agreement, or fails to insist in the correct and timely performance thereof, or fails to timely execute any corresponding contractual or legal rights, shall not be considered, nor be equivalent to, as an amendment of this Agreement, nor prevent, in any event, that such party in the future keeps on insisting on the true and specific performance of the obligations in charge of the other party or to execute any conventional or legal right to which is entitled.

FORTY FIRST: Headings. Captions used herein as headings of the corresponding Articles or Clauses have been placed herein for reference to reader only and shall not be used to construe or restrain the text as they appear or mention.

FORTY SECOND: Cooperation. The parties agree to cooperate with each other before, on, or after the Closing Date by supplying any additional information, granting and delivery of any other contracts, agreements, instruments, additional documents, permits, approval or consent acquisition, and any proven registration reasonably required to transfer or improve the transfer of the Shares to PURCHASER.

FORTY THIRD: Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the Republic of Panama.

FORTH FOURTH: Arbitration. Any dispute that may rise or cause to rise shall be resolved by the parties hereof by means of direct negotiation process. The party wishing to initiate a direct negotiation process shall notify the same to the other party. The duration term of such process shall be thirty (30) calendar days computed from the first session. If thirty (30) days elapsed and the parties failed to resolve any dispute, they shall subdue such dispute to be resolved by arbitration award as res judicata in the direct negotiation process, as well as in the arbitration process in accordance to the procedure regulations of the Conciliation and Arbitration Center of the Chamber of Commerce, Industries, and Agriculture in Panama (hereinafter "Institution"). Arbitration shall be de jure. Except for the expressly agreed herein, the effective procedure regulations of the Institution as of the execution of this Agreement, shall apply, or at the date the dispute is filed in arbitration, if at that time, the parties so agree. The arbitration court shall have three arbitrators; each party shall designate one arbitrator within the following fifteen (15) days of the arbitration notice given by the defendant party. A third arbitrator shall be designated by mutual agreement of the parties within the following fifteen (15) days of the arbitration notice given by the defendant party, or in the event the parties fail to agree within such term (or any extension thereof), as established by the procedure regulation of the Institution. The City of Panama shall be the arbitration site and directed in the Spanish language.

FORTY FIFTH. Exhibits. The parties hereby agree that the Exhibits hereof constitute integral part thereof.

FORTY SIXTH: Elektra -claim. The parties hereby agree that the claim prepared by VIPASA against Elektra Noreste S.A., which is being discussed through and arbitration process before the Utility Regulator in the Republic of Panama, may be favorable to VIPASA with the payment of an indemnification or monetary, such indemnification or amount of money shall be distributed as follows:

a) VIPASA shall receive fifty percent (50%) of the same plus any corresponding interest.

b) Forty nine period thirty percent (49.30%) of the money plus any corresponding interest shall be payable to FUNDACION VIPASA, in the extent that Elektra Noreste S.A. reimburses such money or credits in any manner the energetic consumption account of VIPASA within the following three (3) business days to which VIPASA receives the statement of account from Elektra.

c) Zero period seven percent (0.7%) of the money plus any corresponding interest payable to any shareholder of VIPASA that fail to execute this Agreement at the Closing Date.

The parties hereof agree that, in the event the Resolution "JD-5919" dated March 24, 2006, issued by the Utility Regulator ordering that Elektra Noreste S.A. shall reimburse a specific amount plus any interest to VIPASA, might be executed at the Closing Date, then, at the end of the eighteenth month period computed from the Closing Date, a remaining part payable to FUNDACION VIPASA plus interest after the eighteenth month, shall be paid to FUNDACION VIPASA by PURCHASER in a sole payment, equal to the present value of any unpaid balance reducing a rate of ten percent (10%).

FORTY SEVENTH: ASSA COMPANIA DE SEGUROS S.A. - Claim The parties hereby declare and accept that all amounts paid by ASSA COMPANIA DE SEGUROS S.A., to VIPASA on account of an indemnification for the furnace repair due to a breakdown suffered on February twenty six (26) two thousand six (2006), only ninety eight period fifty nine percent (98.59%) shall inure to the exclusive benefit of FUNDACION VIPASA, which shall be forwarded by VIPASA within the following three (3) business days after VIPASA receives payment thereof.

FORTY EIGHTH: Minority Shareholders In the event that, at the Closing Date, certain minority shareholders of VIPASA fail to execute this Agreement, PURCHASER shall keep the share purchase offer open for such minority shareholders during a six (6) month term computed from the Closing Date. In the event PURCHASER enters into any stock purchase and sale agreement with any minority shareholder after the Closing Date, PURCHASER shall inform FUNDACION VIPASA within a not exceeding term of three (3) business days as of the date such agreement was executed.

FORTH NINTH: CONFIDENTIALITY. Except when required by any law or regulation, none of the parties shall, directly or indirectly, without prior consent of the other party:

a. Express any public statement, announcement, public notice, confirmation, disclosure or any kind of communication regarding this transaction or any of its terms, conditions, and/or aspects, as well as any documentation delivered by any party to the other related to this transaction.

b. Allow to disclose the existence of any statement related to this Agreement and any transaction thereof, except when such information disclosure (i) is necessary or appropriate to fill an application or obtain an authorization or consent required for the consummation of such transaction; (ii) is required by or necessary or appropriate related to any legal action or procedure. and/or (iii) is made to any counselor, accountant, banker, investment bankers, or any other person related to any financing entered into by any of the parties and such third party (jointly "Representatives"), if the disclosing party has previously inform such Representative the confidentiality of the transaction and instructed to treat and hold as confidential such information according to the terms of this clause.

SIGNATURE PAGE

IN WITNESS WHEREOF, SELLERS and PURCHASER execute and deliver this Agreement by means of their respective authorized representatives in the City of Panama, Republic of Panama, on the fourth (4th) day of April two thousand six (2006).

SELLERS:

_________________________________

 Name: Jorge Endara Paniza

 Title: Legal Representative

BUYER:

_________________________________

 Name: Wilhelm Steinvorth Herrera

 Title: Authorized Representative

I, JORGE ENDARA PANIZA, male, of age, married, businessman, resident of Panama, personal ID number 8-16-821, acting as Chairman of the Board of FUNDACION VIPASA, in the name and on behalf of this Foundation, by this means I do state that FUNDACION VIPASA is aware of all the terms and conditions of the preceding Purchase and Sale Agreement and accept the same.

FUNDACION VIPASA

_____________________

Jorge Endara Paniza

Personal ID No. 8-16-821